Exhibit 3.1.3

CERTIFICATE OF AMENDMENT

OF THE

RESTATED CERTIFICATE OF INCORPORATION

OF

THE NASDAQ STOCK MARKET, INC.

The Nasdaq Stock Market, Inc., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (“Nasdaq”), does hereby certify that:

FIRST: Article Third of the Restated Certificate of Incorporation of The Nasdaq Stock Market, Inc. is hereby amended in its entirety to read as follows:

ARTICLE THIRD

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

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SECOND: The final sentence of Article Fourth, Section C.6. of the Restated Certificate of Incorporation of The Nasdaq Stock Market, Inc. is hereby amended in its entirety to read as follows:

The Board may approve an exemption for any other stockholder or holder of Notes if the Board determines that granting such exemption would (A) not reasonably be expected to diminish the quality of, or public confidence in, Nasdaq or The NASDAQ Stock Market LLC or the other operations of Nasdaq and its subsidiaries, on the ability to prevent fraudulent and manipulative acts and practices and on investors and the public, and (B) promote just and equitable principles of trade, foster cooperation and coordination with persons engaged in regulating, clearing, settling, processing information with respect to and facilitating transactions in securities or assist in the removal of impediments to or perfection of the mechanisms for a free and open market and a national market system.

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THIRD: Article Eighth of the Restated Certificate of Incorporation of The Nasdaq Stock Market, Inc. is hereby amended in its entirety to read as follows:

ARTICLE EIGHTH

A. In furtherance of, and not in limitation of, the powers conferred by law, the Board is expressly authorized and empowered to adopt, amend or repeal the By-Laws of Nasdaq; provided, however, that the By-Laws adopted by the Board under the powers hereby conferred may be amended or repealed by the Board or by the stockholders having voting power with respect thereto, provided further that, notwithstanding any other provision of this Restated Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the stock required by law or this Restated Certificate of Incorporation, the affirmative vote of the holders of at least 66 2/3% percent of the total voting power of the outstanding Voting Stock, voting together as a single class, shall be required in order for the stockholders to adopt, alter, amend or repeal any By-Law.

B. For so long as Nasdaq shall control, directly or indirectly, The NASDAQ Stock Market LLC, any proposed adoption, alteration, amendment, change or repeal (an “amendment”) of any By-Law shall be submitted to the Board of Directors of The NASDAQ Stock Market LLC (the “Exchange Board”), and if the Exchange Board determines that such amendment is required, under Section 19 of the Exchange Act and the rules promulgated thereunder, to be filed with, or filed with and approved by, the Securities and Exchange Commission (the “Commission”) before such amendment may be effective, then such amendment shall not be effective until filed with, or filed with and approved by, the Commission, as the case may be.

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FOURTH: Article Ninth of the Restated Certificate of Incorporation of The Nasdaq Stock Market, Inc. is hereby amended in its entirety to read as follows:

ARTICLE NINTH

A. Nasdaq reserves the right to amend, alter, change, or repeal any provisions contained in this Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred herein are granted subject to this reservation; provided, however, that the affirmative vote of the holders of at least 66 2/3% of the voting power of the outstanding Voting Stock, voting together as a single class, shall be required to amend, repeal or adopt any provision inconsistent with paragraph C, of Article Fourth, Article Fifth, Article Seventh, Article Eighth or this Article Ninth; provided further, however, the affirmative vote of at least 66 2/3% of the voting power of the holders of the outstanding Notes shall also be required to (i) amend paragraph C, of Article Fourth in a manner that would adversely affect the rights of the holders of the Notes thereunder without similarly affecting the rights of the holders of the Common Stock thereunder or (ii) amend this clause

B. For so long as Nasdaq shall control, directly or indirectly, The NASDAQ Stock Market LLC, any proposed amendment of any provisions contained in this Restated Certificate of Incorporation shall be submitted to the Exchange Board, and if the Exchange Board determines that such amendment is required, under Section 19 of the Exchange Act and the rules promulgated thereunder, to be filed with, or filed with and approved by, the Commission before such amendment may be effective, then such amendment shall not be filed with the Secretary of State of the State of Delaware until filed with, or filed with and approved by, the Commission, as the case may be.

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FIFTH: Article Eleventh of the Restated Certificate of Incorporation of The Nasdaq Stock Market, Inc. is hereby amended in its entirety to read as follows:

ARTICLE ELEVENTH

In light of the unique nature of Nasdaq and its subsidiaries, including the status of The NASDAQ Stock Market LLC as a self-regulatory organization, the Board of Directors, when evaluating (A) any tender or exchange offer or invitation for tenders or exchanges, or proposal to make a tender or exchange offer or request or invitation for tenders or exchanges, by another party, for any equity security of Nasdaq, (B) any proposal or offer by another party to (1) merge or consolidate Nasdaq or any subsidiary with another corporation or other entity, (2) purchase or otherwise acquire all or a substantial portion of the properties or assets of Nasdaq or any subsidiary, or sell or otherwise dispose of to Nasdaq or any subsidiary all or a substantial portion of the properties or assets of such other party, or (3) liquidate, dissolve, reclassify the securities of, declare an extraordinary dividend of, recapitalize or reorganize Nasdaq, (C) any action, or any failure to act, with respect to any holder or potential holder of Excess Shares and/or Notes subject to the limitations set forth in subparagraph 2 of paragraph C. of Article Fourth, (D) any demand proposal, precatory or otherwise, on behalf of or by a holder or potential holder of Excess Shares and/or Notes subject to the limitations set forth in subparagraph 2 of paragraph C, of Article Fourth or (E) any other issue, shall, to the fullest extent permitted by applicable law, take into account all factors that the Board of Directors deems relevant, including, without limitation, to the extent deemed relevant, (i) the potential impact thereof on the integrity, continuity and stability of Nasdaq and The NASDAQ Stock Market LLC and the other operations of Nasdaq and its subsidiaries, on the ability to prevent fraudulent and manipulative acts and practices and on investors and the public, and (ii) whether such would promote just and equitable principles of trade, foster cooperation and coordination with persons engaged in regulating, clearing, settling, processing information with respect to and facilitating transactions in securities or assist in the removal of impediments to or perfection of the mechanisms for a free and open market and a national market system.

IN WITNESS WHEREOF, The Nasdaq Stock Market, Inc, has caused this Certificate to be executed by its duly authorized officer this 31st day of July, 2006.

THE NASDAQ STOCK MARKET, INC,

/s/ Joan C. Conley
Name:	Joan C. Conley
Title:	Senior Vice President and Corporate Secretary

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